MANUFACTURING SERVICES AGREEMENT


                                    BETWEEN


                              JABIL CIRCUIT, INC

                                      AND

                            DIGITAL LIGHTWAVE, INC.

JBL011                                        Manufacturing Services Agreement

                                    Page #

                                     INDEX

SECTION 1   DEFINITIONS                                             PAGE 4

SECTION 2   LIST OF SCHEDULES                                       PAGE 7

SECTION 3   BUILD SCHEDULE FORECASTS                                PAGE 7

SECTION 4   MANUFACTURING SERVICES                                  PAGE 7

            4.1   Testing.
            4.2   Packaging and Shipping.
            4.3   Items to be Supplied by Digital.
            4.4   Items to be Supplied by Jabil.
            4.5   Digital Inspection.
            4.6   Materials Procurement.
            4.7   Product Acceptance.

SECTION 5   WARRANTY & RMA PROCEDURE                                PAGE 8

            5.1   Jabil Warranty.
            5.2   Repair or Replacement of Defective Product .
            5.3   Limitation of Warranty.
            5.4   ECO Upgrade.

SECTION 6   LIMITATION OF DAMAGES                                   PAGE 9

SECTION 7   DELIVERY, RISK OF LOSS AND PAYMENT TERMS                PAGE 9

            7.1   Payment.
            7.2   Taxes.

SECTION 8   COMPLIANCE WITH LAWS                                    PAGE 10

SECTION 9   DESIGN SERVICES                                         PAGE 10
10

SECTION 10  CHANGE ORDERS, RESCHEDULING AND CANCELLATION            PAGE 10

            10.1 Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures.
            10.2  Production Increases.
            10.3  Product Configuration Changes and Engineering Changes.
            10.4  Treatment of Obsolete/End-of-Life Material.
            10.5  Rescheduled Delivery and Cancellation of Orders.
            10.6  Duty to Mitigate Costs.


SECTION 11 TERM                                                     PAGE 13

SECTION 12  TERMINATION                                             PAGE 13
            12.1  Termination for Convenience.
            12.2  Termination for Cause.
            12.3  Termination for Bankruptcy/Insolvency.
            12.4  Termination Consequences.

SECTION 13  CONFIDENTIALITY                                         PAGE 14
            13.1  Confidentiality Obligations.
            13.2  Employees, Agents and Representatives.
            13.3  Term and Enforcement.
            13.4  Return of Proprietary Information and Technology.

SECTION 14  INTELLECTUAL PROPERTY RIGHTS; ASSIGNMENT                PAGE 15
            14.1  Jabil Existing Intellectual Property.
            14.2  Jabil Created Intellectual Property.

SECTION 15  MANUFACTURING RIGHTS                                    PAGE 15

SECTION 16  INDEMNIFICATION ____________________________            PAGE 16

SECTION 17  RELATIONSHIP OF PARTIES                                 PAGE 16

SECTION 18  INSURANCE                                               PAGE 16

SECTION 19  PUBLICITY                                               PAGE 17

SECTION 20  FORCE MAJEURE                                           PAGE 17

SECTION 21  MISCELLANEOUS                                           PAGE 17
            21.1  Notices.
            21.2  Amendment.
            21.3  Partial Invalidity.
            21.4  Monies.
            21.5  Entire Agreement.
            21.6  Binding Effect.
            21.7  Waiver.
            21.8  Captions.
            21.9  Section References.
            21.10 Business Day.
            21.11 Dispute Resolution.
            21.12 Counterparts.
            21.13 Governing Law and Jurisdiction.


                       MANUFACTURING SERVICES AGREEMENT

      This Manufacturing Agreement ("Agreement") is entered into by and between Jabil Circuit, Inc., a Delaware corporation ("Jabil"), having offices at 10560 9th Street North St. Petersburg, Florida 33716, and Digital Lightwave, Inc., a Delaware corporation ("Digital"), having its principal place of business at 15550 Lightwave Drive, Clearwater, Florida. Jabil and Digital are referred to herein as "Party" or "Parties".

                                   RECITALS

      A. Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

      B. Digital is in the business of designing, developing, distributing, marketing and selling products containing electronic assemblies and systems.

      C.    Whereas,  the   Parties   desire   that  Jabil  manufacture,  test,
configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                     TERMS
1     DEFINITIONS.   In addition to terms defined elsewhere in this  Agreement, the capitalized terms set forth below shall have the following meaning:

            1.1 "AFFILIATE" means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or is an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or the direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest)

            1.2   "BOX  BUILD(S)" means the box builds identified  as  such  in
                  Schedule 1.

            1.3 "BUFFER STOCK" means finished goods PCBA inventory owned and paid for by Digital in a location within Jabil.

            1.4 "BUILD SCHEDULE" means a manufacturing schedule provided to Jabil by Digital in writing which specifies the Product to be manufactured, including the quantity of each Product, its description and part number, shipping instructions and requested delivery date.

            1.5 "BUILD SCHEDULE FORECAST" means the monthly forecast provided to Jabil by Digital, in writing, of quantity requirements of each Product that Digital anticipates requiring during the next twelve (12) month period.

            1.6 "COMMERCIALLY REASONABLE EFFORTS" means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. "Relevant commercial considerations" shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

            1.7   "DIGITAL" shall be defined to include any Digital Subsidiary.

            1.8 "DIGITAL BOX BUILD SPECIFICATIONS" means the specifications set forth in Schedule 1 related to Box Builds.

            1.9 "COMPONENTS SUPPLIED BY DIGITAL" means those components or materials that Digital provides, directly or indirectly, to Jabil to be incorporated into the Product.

            1.10  "EDI" shall mean electronic data interchange.

            1.11 "EFFECTIVE DATE" shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the 30 day of December, 2001.

            1.12 "FEE AND PRICE SCHEDULE" shall mean the prices and fees set forth Schedule 1.

            1.13 "FOB" shall mean the shipper must at its own expense and risk transport the goods to the place of destination.

            1.14 "INCLUDING" shall be defined to have the meaning "including, without limitation."

            1.15 "IN WRITING" shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

            1.16 "JABIL CIRCUIT, INC." AND "JABIL" shall be defined to include any Jabil Subsidiary.

            1.17 "JABIL CREATED INTELLECTUAL PROPERTY" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights created, developed or reduced to practice by or for Jabil in (i) performing services related to any Product provided pursuant to this Agreement, or (ii) which is otherwise embodied within the Manufacturing Services or any other work provided pursuant to this Agreement.

            1.18 "JABIL EXISTING INTELLECTUAL PROPERTY" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned, developed or obtained by Jabil outside of this Agreement or known by Jabil prior to the execution of this Agreement that are used by Jabil in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Agreement.

            1.19  "JABIL  INTELLECTUAL PROPERTY" shall mean both Jabil  Created
                  Intellectual   Property   and   Jabil  Existing  Intellectual
                  Property, collectively.

            1.20 "JABIL MANUFACTURING PROCESS" means Jabil's process employed to manufacture, test, configure and assemble Product manufactured for Digital pursuant to the terms of this Agreement.

            1.21 "LEAD-TIME" means the mutually agreed upon minimum amount of time in advance of shipment that Jabil must receive a Build
                  Schedule in order to deliver Product by the requested delivery date.

            1.22 "LOANED EQUIPMENT" means capital equipment (including tools) which is loaned to Jabil by or on behalf of Digital to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Digital, by Jabil upon Digital's written approval, to perform the Manufacturing Services and that are paid for in full by the Digital.

            1.23 "MANUFACTURING DESIGN REVIEW SERVICES" means the following services: (a) design for manufacturability (i.e., those services provided by Jabil where Jabil reviews the current design of a Product and provides to Digital information regarding methods to make the Product manufacturable and more cost-effective), (b) manufacturing design test support, (c) computer assisted design, (d) test development services, and
                  (e) volume production and advanced packaging technologies, all as specified and approved by Digital and agreed to by Jabil.

            1.24 "MANUFACTURING SERVICES" means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, Manufacturing Design Review Services, configuring, assembling, packaging and/or shipping of the Product, all in accordance with the Specifications.

            1.25 "NRE COSTS" shall consist of expenses incurred by Jabil under this Agreement, including testing, fixturing and tooling and other out-of-pocket costs.

            1.26 "PACKAGING AND SHIPPING SPECIFICATIONS" shall mean packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Digital

            1.27 "PCBA(S)" shall mean the printed circuit boards assemblies as identified as such in Schedule 1.

            1.28 "PERSON" means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

            1.29 "PRODUCT(S)" means the product(s) manufactured and assembled by Jabil on behalf of Digital under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto mutually agreed in writing by the parties.

            1.30 "PROPRIETARY INFORMATION AND TECHNOLOGY" means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as "confidential" or "proprietary" shall not mean it is not Proprietary Information and Technology.

            1.31  "SPECIFICATIONS"  means  the  specifications   set  forth  in
                  Schedule 1. Specifications may be amended from time to time by amendments in the form of written engineering change orders executed and agreed to by both Parties.

            1.32 "SOW" shall mean the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.

            1.33 "SUBSIDIARY(IES)" means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.

            1.34  "SUPPLIERS  DESIGNATED   BY  DIGITAL"  shall  mean  suppliers
                  designated, specified or approved  in writing by Digital.

            1.35  "TEST   PROCEDURES"   shall  mean   testing   specifications,
                  standards, procedures and parameters set forth in Schedule 1 and otherwise supplied or approved in writing by Digital.

            1.36  "UNIQUE COMPONENTS" means those  non-standard  components  or
                  materials  procured    exclusively for incorporation into the
                  Product.


2 LIST OF SCHEDULES. This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:

            Schedule 1 - Statement of Work

3 BUILD SCHEDULE FORECASTS. Within ten (10) business days following the execution of this Agreement, Digital shall provide Jabil with a Build Schedule Forecast. This will include three ( 3 ) months of PO coverage , and nine ( 9 ) months rolling Build Schedule Forecast. The Build Schedule Forecast shall be updated by Digital, in writing, on at least a monthly basis. Any rescheduling or cancellation of the orders set forth in a Build Schedule Forecast shall be subject to the terms set forth in
      Section 10.5.

4 MANUFACTURING SERVICES. Jabil will manufacture the Product in accordance with the Specifications and any applicable Build Schedules. Jabil will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying Digital of its acceptance or rejection within Three (3) business days of receipt of any proposed Build Schedule. In the event of Jabil's rejection of a proposed Build Schedule, Jabil's notice of rejection will specify the basis for such rejection. Jabil will provide Manufacturing Design Review Services for the Products set forth in Schedule 1 subject to appropriate fee and cost adjustments. Digital shall be solely responsible for the sufficiency and adequacy of the Specifications and shall hold Jabil harmless for any claim arising therefrom.

            4.1 TESTING. Jabil will test the Product in accordance with the Test Procedures. Digital shall be solely responsible for the sufficiency and adequacy of the Test Procedures and shall hold Jabil harmless for any claim arising therefrom.

            4.2 PACKAGING AND SHIPPING. Jabil will package and ship the Product in accordance with the Packaging and Shipping Specifications. Digital shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and shall hold Jabil harmless for any claim arising therefrom.

            4.3 ITEMS TO BE SUPPLIED BY DIGITAL. Digital shall supply to Jabil, according to the terms and conditions specified herein, Digital Proprietary Information and Technology and, if applicable, the Loaned Equipment, Components Supplied by Digital and Unique Components determined by the mutual agreement of the Parties hereto to be necessary for Jabil to perform the Manufacturing Services. Digital will also provide to Jabil all Specifications, Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications determined by the mutual agreement of the Parties hereto to be necessary for Jabil to perform the Manufacturing Services. Digital shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Loaned Equipment, Components Supplied by Digital and any Unique Components, and shall hold Jabil harmless for any claim arising therefrom. The Parties will use Commercially Reasonable Efforts to resolve any issues regarding the foregoing and to accommodate each others business needs.

            4.4 ITEMS TO BE SUPPLIED BY JABIL. Jabil will employ the Jabil Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Jabil to perform the Manufacturing Services including, without limitation, the configuration and assembly of any Product manufactured for Digital pursuant to the terms of this Agreement.

            4.5 DIGITAL INSPECTION. Digital shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Jabil's normal business operations. Digital shall cause each of its employees, agents and representatives who have access to Jabil's facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil's other customers, in accordance with the provisions of Section 13.

            4.6 MATERIALS PROCUREMENT. Jabil will use Commercially Reasonable Efforts to procure components, in accordance with Digital's approved vendor list, necessary to fulfill mutually agreed upon Build Schedules. Digital shall be responsible for the performance of suppliers and quality of the components.

            4.7 PRODUCT ACCEPTANCE. Digital shall evaluate each Product to determine if it conforms in all material respects to the Specifications. Digital shall give Jabil written notice of any rejection of a Product within ten (10) business days following Digital's receipt of such Product ("Acceptance Period"). Such written notice of rejection of a Product for failure to materially conform to the Specifications shall include a detailed and complete description of Digital's basis for asserting that the Product does not materially conform to the Specifications ("Specification Notice"). If Digital fails to provide such Specification Notice to Jabil within the Acceptance Period, such Product shall be deemed accepted by Digital. If Jabil disputes the basis for rejection set forth in a Specification Notice, it shall provide written notice of the same to Digital within ten (10) business days following receipt of the Specification Notice ("Notice of Disputed Defect"). Any such dispute shall be resolved by the Parties in accordance with the provisions of
                  Section 21.11. Any specified times for delivery of such Products set forth herein shall be tolled during the dispute resolution procedure set forth above. If Jabil does not dispute the basis for rejection set forth in a Specification Notice, Jabil shall follow its standard RMA procedure as set forth in Section 5.2 herein. The acceptance procedures set forth in this Section 4.7 shall apply to any redelivered Product.


1  WARRANTY & RMA PROCEDURE.

            1.1 JABIL WARRANTY. Jabil warrants (i) that it will manufacture the Product in accordance with IPC -610-Rev C, Class 2 and,(ii) that at the time of manufacture and for a period of one year thereafter ("Warranty Period") the Product will conform, in all material respects, to the Specifications and Digital Box Build Specifications (if applicable) . This warranty is extended to, and may only be enforced by, Digital.

            1.2 REPAIR OR REPLACEMENT OF DEFECTIVE PRODUCT. In accordance with Jabil's standard return material authorization process and procedure ("RMA"), Jabil will either repair or replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section 5 provided that the Product is received within thirty (30) days following the end of any applicable Warranty Period ("RMA Product"). If Digital desires to return a Product based on a claim of breach of the warranty set forth in this
                  Section 5, Digital shall request an RMA number from Jabil. Digital shall then consign the alleged defective Product, FOB Jabil's designated repair facility, and specify the Jabil assigned RMA number. Jabil will analyze any such RMA Product and, if a breach of warranty is found ("Defect"), then Jabil will repair or replace the RMA Product within twenty (20) business days of receipt by Jabil of the RMA Product and all required associated documentation. In the event a Defect is found, Jabil will reimburse Digital for the reasonable cost of transporting the RMA Product to Jabil's designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, FOB Digital's designated destination. If no such Defect is found, Digital shall reimburse Jabil for all fees, costs and expenses incurred to analyze and, if requested by Digital, repair or replace the non-Defective RMA Product and Digital shall bear responsibility for all transportation costs to and from Jabil's designated repair facility.

            1.3 LIMITATION OF WARRANTY. THE REMEDY SET FORTH IN SECTION 5.2 SHALL CONSTITUTE DIGITAL'S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL HEREIN. THE WARRANTY SET FORTH IN THIS SECTION 5 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND DIGITAL EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF DIGITAL OR ANY THIRD PARTY. DIGITAL UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT, WHETHER FOR PRODUCT DESIGN LIABILITY, PRODUCT LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS, (EXCEPT FOR JABIL'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 16.2). NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

JABIL'S WARRANTY SHALL NOT APPLY TO ANY PRODUCT JABIL DETERMINES TO HAVE BEEN SUBJECTED TO TESTING OTHER THAN TESTING FOR SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN
THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, UNAUTHORIZED OR UNAPPROVED ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT CAUSED BY OR ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY DIGITAL.

            1.4 ECO UPGRADE. RMAs for engineering change order (ECO) upgrades will also be subject to the RMA process. Jabil will analyze the ECO and provide a per unit upgrade cost and expected completion and delivery date.

2     LIMITATION OF DAMAGES

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS (EXCEPT WITH RESPECT TO DIGITAL'S OBLIGATIONS IN SECTION 10.5.1) , LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES, WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

3 DELIVERY, RISK OF LOSS AND PAYMENT TERMS. For purposes of this Agreement delivery shall be FOB Jabil's facility and deemed to have occurred, and all risk of loss shall be transferred to Digital, when Product (or any other items) are tendered to the carrier approved by Digital. The Fee and Price Schedule will be reviewed by the Parties on a quarterly basis and, subject to agreement by Digital, will be revised consistent with increases or decreases in materials, components, equipment and other costs and expenses applicable to the manufacture of the Product.

            3.1 PAYMENT. Digital shall pay Jabil all monies, when due, including all NRE Costs associated with this Agreement, provided, however, that such NRE Costs were approved in advance by Digital or set forth in a Statement of Work executed by both Parties. All Jabil invoices shall reference Digital's correct purchase order number. Upon receipt of Jabil's invoice, Digital shall reconcile such invoice with any relevant packing slips (if applicable), and timely remit payment to Jabil. ; Payment of all amounts set forth in any invoices shall be net thirty (30) days from the date of the invoice by Digital. Payment to Jabil shall be in U.S. dollars and in immediately available funds. Any equipment, tooling, component, material or other goods or property purchased by Jabil in order to perform its obligations under this Agreement shall become the property of Digital once Jabil is reimbursed for the NRE Costs associated therewith. Jabil shall invoice Digital for actual outstanding NRE Costs and other monies due at monthly intervals (or such other intervals as the Parties may agree) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil shall request advance written approval from Digital should resource requirements, and thereby NRE Costs, increase relative to estimated NRE Costs initially agreed by the Parties. Upon such request, Jabil shall provide to Digital reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement. Digital shall not be obligated to pay any NRE Costs which it did not approve in advance.

Late payment amounts exceeding 40 days of sales outstanding will result in a daily interest carrying charge of 0.05566% for the amount exceeding 40 days.


            3.2 TAXES. Digital shall be responsible for all federal, state and local sales, use, excise and other taxes (except taxes based on Jabil's income ), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties arising from Jabil's delivery of services or Products to Digital.

1 IMPORT AND EXPORT AND COMPLIANCE WITH LAWS. Digital shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission's identifier, if applicable and any other licenses required under US or foreign law. Digital agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Digital shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. Digital shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon. Both Parties shall otherwise comply with all laws, ordinances, regulations and codes relating to this Agreement that are applicable to such Parties.

1 DESIGN SERVICES. In the event that the Parties agree that Jabil will provide design services, other than and in addition to the Manufacturing Design Review Services for Digital, the terms and conditions of such services shall be set forth in a mutually agreed upon design services agreement prior to the commencement of any design services.

1     CHANGE ORDERS, RESCHEDULING AND CANCELLATION.

            1.1 CHANGES TO MANUFACTURING SERVICES, PACKAGING AND SHIPPING SPECIFICATIONS AND TEST PROCEDURES. Digital may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Jabil will analyze the requested change and provide Digital with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. Digital will be responsible for all costs associated with any mutually agreed upon changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

            1.2 PRODUCTION INCREASES. Digital may, in writing; request increases in production volume of Product for an outstanding Build Schedule at any time. Jabil will analyze the request and determine if it can meet the requested increase within the required Lead-time. If Jabil can satisfy the requested increase it will provide Digital with a new Build Schedule setting forth the expected delivery date of the changed order. If Jabil is unable to satisfy or comply with Digital's requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Digital's request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

            1.3 PRODUCT CONFIGURATION CHANGES AND ENGINEERING CHANGES. Digital may request configuration or engineering changes to Product in writing at any time. Jabil will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Jabil can satisfy the requested change it will  provide  Digital  within  five  (5)
                  business days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes along with any additional costs and expected changes to delivery schedules. If Jabil is unable to satisfy or comply with Digital's requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying these requested changes within five (5) business days after receipt of Digital's request. Any such change(s) shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost and applicable delivery schedules.

            1.4 TREATMENT OF OBSOLETE/END-OF-LIFE MATERIAL. Upon receiving notice from Digital that any Product, component or assembly has become obsolete or has reached end-of-life, Jabil will, within a reasonable period after receiving such notice, provide Digital with an analysis of Digital's liability to Jabil for components and materials on hand or on order to manufacture such Product. Digital's liability shall include the price of finished Product and Jabil's costs (including cancellation fees and charges), plus applicable margin, of work in progress, safety stock components and materials and components and materials on hand or on order within applicable Lead-times. Jabil will use its Commercially Reasonable Efforts to minimize such costs by taking the following steps:

{circle}As  soon  as  is commercially practical reduce or cancel component  and material orders to the extent contractually permitted.
{circle}Return  all  components  and  materials  to  the  extent  contractually permitted.
{circle}Make  all  Commercially  Reasonable  Efforts  to  sell  components  and materials to third parties.
{circle}Assist Digital to determine whether current work in progress should be completed scrapped or shipped "as is".

             1.1 RESCHEDULED DELIVERY AND CANCELLATION OF ORDERS. Digital may request Jabil to reschedule the delivery date for Product(s) and cancel pending orders in accordance with this Section
                   10.5. Reschedules and cancellations may result in revised product pricing. The charges to Digital for deferring or accelerating delivery of an order (rescheduled) or cancellation of an order are as follows:

                   10.5.1 Rescheduled  Delivery.    Digital  can reschedule
specific orders contained in Build Schedules or on individual purchase orders within 30 days of scheduled delivery without additional cost to Digital if such specific orders can be fulfilled from Buffer Stock PCBA inventory at the time of rescheduling of such specific orders. Digital rescheduling orders within 30 days that cannot be fulfilled from Buffer Stock PCBA inventory at the time of rescheduling of such specific orders will require Digital to reimburse Jabil for all labor cost, lost profits and operating cost incurred as a result of rescheduling orders. Any rescheduling of orders 30 days beyond original delivery dates will be considered a cancellation of orders and be subject to
Section 10.5.2. In the event a rescheduling is considered a cancellation, the number of days prior to the delivery date for purposes of Section 10.5.2 below shall be computed with respect to the original delivery date of the order.

                   10.5.2 Cancellation  of  Orders.   If Digital cancels an
                              order, Digital shall reimburse Jabil for the actual out-of-pocket costs incurred by Jabil that were incurred as a result of the cancelled order and not subject to reassignment or other mitigation are as follows:

                        Days prior to
                        Delivery Date
                        0~30 days
                                 {circle}100%  of all materials costs including
                                    but  not  limited   to,   restocking  fees,
                                    cancellation  fees,  non-cancellable   non-
                                    returnable   material   fees   and   costs,
                                    corporate   charges   and   finance  costs,
                                    relating to order cancellation.
                                 {circle}100% of fixed costs including  but not
                                    limited    to,   equipment   and   building
                                    expenses.
                                 {circle}100% of  variable  costs including but
                                    not limited to, direct labor and material handling expenses.

                        31~60 days
                                 {circle}100%  of  all  Unique Components costs
                                    including  but not limited  to,  restocking
                                    fees,  cancellation  fees,  non-cancellable
                                    non-returnable  material  fees  and  costs,
                                    corporate   charges   and   finance  costs,
                                    relating   to   order   cancellation,   for
                                    material within individual  component  lead
                                    times.
                                 {circle}75%  of  fixed costs including but not
                                    limited   to,   equipment    and   building
                                    expenses.
                                 {circle}0% of variable costs including but not
                                    limited   to,  direct  labor  and  material
                                    handling expenses.
                        61~90 days
                                 {circle}100% of  all  Unique  Components costs
                                    including  but  not limited to,  restocking
                                    fees,  cancellation  fees,  non-cancellable
                                    non-returnable  material  fees  and  costs,
                                    corporate   charges   and   finance   cost,
                                    relating   to   order   cancellation,   for
                                    material  within  individual component lead
                                    times.
                                 {circle}50% of fixed costs  including  but not
                                    limited    to,   equipment   and   building
                                    expenses.
                                 {circle}0% of variable costs including but not
                                    limited  to,   direct  labor  and  material
                                    handling expenses.
                        Greater than 90 days
                                 {circle}100% of all  Unique  Components  costs
                                    including  but  not  limited to, restocking
                                    fees,  cancellation  fees,  non-cancellable
                                    non-returnable  material  fees  and  costs,
                                    corporate  charges   and   finance   costs,
                                    relating   to   order   cancellation,   for
                                    material  within  individual component lead
                                    times.
                                 {circle}0% of fixed costs  including  but  not
                                    limited    to,   equipment   and   building
                                    expenses.
                                 {circle}0% of variable costs including but not
                                    limited  to,   direct  labor  and  material
                                    handling expenses.

            1.1 TERMINATION CHARGES. Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Digital Jabil's invoices for termination/cancellation charges within (a) 60 days from the effective date of such termination, expiration or cancellation for materials and component costs and applicable margin and (b) 60 days after the end of the 6 month period following termination, expiration or cancellation for the depreciation expense on idle equipment. Jabil's invoice for such charges shall be based upon costs incurred by Jabil up to the date of termination, expiration or cancellation
                  ("Termination Effective Date") and shall also include the following: (i) costs accrued after the Termination Effective Date but resulting from such termination, expiration or cancellation; (ii) applicable margin in all cases and (iii) the depreciation expense, except in the event of termination due to Jabil's default hereunder, on all equipment used to manufacture Product that remains idle due to such termination, expiration or cancellation for up to six months from the date of the Termination Effective Date in accordance with U.S. generally accepted accounting principles. Jabil will provide to Digital all information necessary to confirm the costs, expenses, applicable margin and depreciation expenses on idle equipment sustained by Jabil due to termination, expiration or cancellation. To the extent that Jabil cannot mitigate its costs as set forth in Section 10.7 below, upon cancellation, expiration or termination for any reason, Digital's obligation shall be to pay the charges claimed by Jabil as follows:

             10.6.1The applicable price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to an issued Build Schedule for which payment has not been made;

             10.6.2Reimbursements for material acquisition costs, components, subassemblies and work-in-process at the time of Termination Effective Date which were purchased or ordered pursuant to issued Build Schedules or Build Schedule Forecasts plus applicable margin;

             10.6.3Jabil's reasonable cancellation costs incurred for components, materials and subcontracted items that Jabil had on order on behalf of Digital on the Termination Effective Date pursuant to issued Build Schedules or Build Schedule Forecasts plus applicable margin;

             10.6.4Except  in  the event of termination due to Jabil's  default
hereunder,  depreciation  on  equipment   idle  up  to  six  months  after  the
Termination Effective Date; and

             10.6.5Jabil's cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product and any other services rendered or costs incurred by Jabil under this Agreement. All goods for which Digital shall have paid 100% of Jabil's incurred cost or more shall be held by Jabil for Didital's account and Digital may arrange for its acquisition of them on AS-IS, WHERE-IS basis.

            1.2 DUTY TO MITIGATE COSTS. Both Parties shall, in good faith, undertake reasonable measures to mitigate the costs of termination, expiration, or cancellation. Jabil shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate Digital programs if applicable, or other customer orders provided the same can be used within thirty (30) days of the termination date.

1 TERM. The term of this Agreement shall begin on the Effective Date and shall continue for a period of one (1) year thereafter and be subject to automatic renewal for additional one (1) year terms unless either Party provides the other with written notice of non-renewal not less than ninety (90) days prior to the end of the current term. Notwithstanding the foregoing, Sections 4.1, 4.2, 4.3, 4.6, 5, 6, 7, 8, 10.4, 10.5, 10.6,
      10.7, 11, 12.4,  13,  14,  15, 16, 17, 19 and 21 herein shall survive the expiration, cancellation or termination of this Agreement.

1     TERMINATION. This Agreement may be terminated as follows:

            1.1 TERMINATION FOR CONVENIENCE. This Agreement may be terminated at any time upon the mutual written consent of the Parties or upon the date for termination set forth in a written notice given by one Party to the other not less than ninety (90) days prior to such date.

            1.2 TERMINATION FOR CAUSE. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

            1.3 TERMINATION FOR BANKRUPTCY/INSOLVENCY. Upon the happening of any of the following events with respect to a Party, this Agreement may be terminated immediately:

                        1.3.1 The appointment  of  a  receiver  or custodian to
                              take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party's assets, and such attachment, execution or seizure is not discharged within thirty (30) days.

                        1.3.2 A Party becomes  a  debtor, either voluntarily or
                              involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of the date of filing.


                        1.3.3 The  dissolution  or termination of the existence
                              of a Party whether voluntarily, by operation of law or otherwise.

            1.4 TERMINATION CONSEQUENCES. If this Agreement is terminated for any reason, Digital shall not be excused from performing its obligations under this Agreement with respect to payment of all monies then-due Jabil hereunder including fees, costs and expenses incurred by Jabil, up to and including the Termination Effective Date.

2  CONFIDENTIALITY.

            2.1 CONFIDENTIALITY OBLIGATIONS In order to protect both Parties' Proprietary Information and Technology the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Proprietary Information and Technology of the other Party and to prevent any use of the other Party's Proprietary Information and Technology other than for the purposes of this Agreement. This Section 13 imposes no obligation upon a Party with respect to the other Party's Proprietary Information and Technology which (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party;
                  (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is independently developed by the receiving Party without a breach of this Agreement; (e) is disclosed by the receiving Party with the disclosing Party's prior written approval or
                  (f) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party. If a Party is required by a government body or court of law to disclose Proprietary Information and Technology, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.

            2.2 EMPLOYEES, AGENTS AND REPRESENTATIVES. Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology, with its employees, agents and representatives. Each Party shall use Commercially Reasonable Efforts to cause each of its employees, agents and representatives to maintain and protect the confidentiality of the other Party's Proprietary Information and Technology.

            2.3 TERM AND ENFORCEMENT. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of three (3) years following the termination of this Agreement. Each Party acknowledges that a breach of any of the terms of this Section 13 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the arbitration provisions set forth in Section 21.11.

            2.4 RETURN OF PROPRIETARY INFORMATION AND TECHNOLOGY. Upon the termination, cancellation or expiration of this Agreement all Proprietary Information and Technology shall, upon written request, be returned to the respective Party, or at the respective Party's discretion, destroyed by the receiving Party; provided, however, that Digital shall have the right to retain all Jabil Existing Intellectual Property licensed by Jabil to Digital pursuant to the terms of the license granted in Section 14.1.

3     INTELLECTUAL PROPERTY RIGHTS; ASSIGNMENT.

            3.1 JABIL EXISTING INTELLECTUAL PROPERTY. Jabil shall retain all right, title and ownership to any Jabil Existing Intellectual Property that is incorporated into any Product that is prepared as part of the Manufacturing Services or as part of any other work provided pursuant to this Agreement or any other related agreement executed by the Parties.

Upon full payment of all monies due and owing under this Agreement, Jabil shall grant to Digital a worldwide, non-exclusive, fully paid-up, royalty free right and license to use, sell, and distribute the Jabil Existing Intellectual Property only insofar as is required for Digital to use, sell or distribute the Product provided as part of the Manufacturing Services performed by Jabil pursuant to this Agreement.

            3.2 JABIL CREATED INTELLECTUAL PROPERTY. Jabil shall retain all right, title and ownership to any Jabil Created Intellectual Property that is incorporated into any Product that is prepared as part of the Manufacturing Services or into any other work provided pursuant to this Agreement or any other related agreement executed by the Parties. Upon full payment of all monies due and owing under this Agreement, Jabil shall assign to Digital all right, title and interest in and to the Jabil Created Intellectual Property upon delivery of Product to Digital incorporating such Jabil Created Intellectual Property. Digital hereby grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free right and license in and to the Product and the Jabil Created Intellectual Property.

4 MANUFACTURING RIGHTS. In consideration of the transfer by Jabil of the rights to the Jabil Intellectual Property, Digital grants Jabil exclusive manufacturing rights for one hundred percent (100%) of the Products listed in Schedule 1. These manufacturing rights shall remain exclusive for the term of this Agreement unless the Parties mutually agree that the term of manufacturing exclusivity shall be for a shorter period specifically set forth in any other related agreement executed by the Parties. In the event that manufacturing is subsequently transferred to a third party, Digital and Jabil shall mutually agree upon the terms and conditions of such transfer, and use Commercially Reasonable Efforts to facilitate such transfer. Digital grants Jabil the first right of refusal to exclusive manufacturing rights for one hundred percent (100%) of Digital's products not listed in Schedule 1 that contain any Jabil Intellectual Property, and/or any Digital product containing a "derivative" of the Jabil Intellectual Property. For the purposes of this Agreement, a derivative is defined as "a design that is based in full or in part on the Jabil Intellectual Property". These manufacturing rights shall remain exclusive for the term of this Agreement.

5     INDEMNIFICATION.

      16.1 DIGITAL WARRANTY AND INDEMNIFICATION. Digital represents and warrants that it has conducted, and will conduct, all patent, trademark and copyright searches necessary to identify and evaluate any potential infringement claims with respect to the Product. Except to the extent that Digital is entitled to indemnification from Jabil as provided in Section 16.2 below, Digital agrees to indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising from any third party claims asserted against Jabil and its employees, Subsidiaries, Affiliates, successors and assigns, that are based in part or in whole on any of the following: (a) Specifications, Digital Proprietary Information and Technology, any Product, or any information, technology and processes supplied and/or approved by Digital or otherwise required by Digital of Jabil; and (b) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party, and
(c) design or product liability alleging that any item in subsection (a) has caused or will in the future cause damages of any kind.

      16.2 INDEMNIFICATION BY JABIL. Jabil agrees to indemnify, defend and hold Digital and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising from any third party claims asserted against Digital and its employees, Subsidiaries, Affiliates, successors and assigns, solely arising out of or resulting from: (a) the methods and processes utilized by Jabil in the provision of the Manufacturing Services under this Agreement, that are not essential to Jabil's compliance with the Specifications, and (b) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party.

      16.3 INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party of a notice of any third party claim or the commencement of any action, such indemnified party must: (a) notify the indemnifying party in writing of any such claim; (b) provide the indemnifying Party with reasonable assistance to settle or defend such claim, at the indemnifying party's own expense; and (c) grant to the indemnifying party the right to control the defense and/or settlement of such claim, at the indemnifying party's own expense; provided, however, that: (i) the failure to so notify, provide assistance and grant authority and control shall only relieve the indemnifying party of its obligation to the indemnified party to the extent that the indemnifying party is prejudiced thereby; (ii) the indemnifying party shall not, without the indemnified party's consent (such consent not to be unreasonably withheld or delayed), agree to any settlement which: (x) makes any admission on behalf of the indemnified party; or (y) consents to any injunction against the indemnified party (except an injunction relating solely to the indemnified party's continued use of any infringing Jabil Intellectual Property or the Propriety Information and Technology of either party); and (iii) the indemnified party shall have the right, at its expense, to participate in any legal proceeding to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without the indemnifying party's written consent, provided that if such counsel is necessary because of a conflict of interest between the Parties or their counsel or because the indemnifying party does not assume control of the defense of a claim for which the indemnifying party is obligated to indemnify the other Party hereunder, the indemnifying party shall bear such expense.

6 RELATIONSHIP OF PARTIES. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.

7 INSURANCE. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for force majeure events and other hazards, and insurance against liability on account of damage to Persons or property and
      insurance  under  all  applicable  workman's   compensation   laws).  The
      insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business. Jabil shall maintain insurance coverage on any Buffer Stock owned by Digital while on Jabil's premises in an amount equal to the replacement value of such Buffer Stock.

8 PUBLICITY. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority which it is by law, regulation, rule or other legal process obligated to disclose or to its attorneys and accountants. A Party may disclose the existence of this Agreement and its terms to its suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder.

9 FORCE MAJEURE. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 20 shall not affect Digital's obligation to pay Jabil, as set forth herein.


10    MISCELLANEOUS.

            10.1 NOTICES. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

      Notice to Jabil:  Jabil Circuit, Inc.
                        10560 9th Street North
                        St. Petersburg, FL 33716
                        Facsimile: (      )
                        Attn:

      with a copy to:   Jabil Circuit, Inc.
                        10560 9th Street North
                        St. Petersburg, FL 33716
                        Facsimile: (727) 803-3352
                        Attn: General Counsel

      Notice to Digital:Digital Lightwave, Inc.
                        15550 Lightwave Drive,
                        Clearwater, Florida
                        Facsimile:(      )
                        Attn:


      with a copy to:



                        Attn:



            10.2 AMENDMENT. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this
                  Section 21.2, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

            10.3 PARTIAL INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            10.4 MONIES. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

            10.5 ENTIRE AGREEMENT. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party's forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.

            10.6 ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding on the Parties and their successors and permitted assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Digital.

            10.7 WAIVER. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

            10.8 CAPTIONS. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

            10.9 SECTION REFERENCES. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

            10.10 BUSINESS DAY.  If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.

            10.11 DISPUTE RESOLUTION

                        10.11.1The  Parties  shall  use  good  faith efforts to
                              resolve disputes, within twenty (20) business days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party.

                        10.11.2If the Parties cannot resolve  any  such dispute
                              within said twenty (20) business day period, the matter shall be submitted to arbitration for resolution. Arbitration will be initiated by filing a demand at the Tampa, Florida regional office of the American Arbitration Association ("AAA").

                        10.11.3Disputes will be heard and determined by a panel
                              of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A third neutral arbitrator will be appointed by the AAA. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services.
                        10.11.4Within fifteen  (15) business days following the
                              selection of the arbitrators, the Parties shall present their claims to the arbitrators for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrators, the arbitrators shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable, including any limitation of remedies. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. The prevailing Party in the arbitration proceeding shall be entitled to recover its reasonable attorneys' fees, costs and expenses including travel-related expenses. Notwithstanding the foregoing, either Party may seek equitable remedies in any court of competent jurisdiction to protect its intellectual property rights or Proprietary Information and Technology.

            10.12 COUNTERPARTS. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

            10.13 GOVERNING  LAW  AND  JURISDICTION.  This  Agreement  and  the
                  interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

            10.14 ATTORNEYS' FEES AND COSTS. In the event that attorneys'  fees or other costs are incurred to enforce payment or performance of any obligation, agreement or covenant between the Parties or to establish damages for the breach of any obligation, agreement or covenant under this Agreement, or to obtain any other appropriate relief under this Agreement, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys' fees and costs, including any appellate fees and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.

            10.15 CONSTRUCTION. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

            10.16 OTHER DOCUMENTS. The Parties  shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.



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



IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

DIGITAL LIGHTWAVE, INC.                          JABIL CIRCUIT, INC.



By:   \s\ JAMES R GREEN                    By:   \s\ MARK CASE
      Signature                                  Signature

Name:    James R. Green                    Name: Mark Case
      (Print)                                    (Print)

Title:EVP Operations                       Title:Business Unit Manager



JBL011                                        Manufacturing Services Agreement

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

                                  SCHEDULE 1
                      TO MANUFACTURING SERVICES AGREEMENT
                           BETWEEN JABIL AND DIGITAL




                               STATEMENT OF WORK


{circle}PRODUCT DESCRIPTION:


{circle}SPECIFICATIONS:


{circle}NRE COSTS:


{circle}COMPONENTS AND MATERIALS REQUIREMENTS:


{circle}TEST PROCEDURES:


{circle}PACKAGING AND SHIPPING SPECIFICATIONS:


{circle}SUPPLIERS DESIGNATED BY DIGITAL:




JBL011                                        Manufacturing Services Agreement

                                    Page #